Exhibit 99.1

FOR RELEASE:  IMMEDIATELY

PRUDENTIAL BANCORP, INC. ANNOUNCES
ADOPTION OF INITIAL STOCK REPURCHASE PROGRAM

Philadelphia, Pennsylvania (September 17, 2014) -- Prudential Bancorp, Inc. (the “Company”) (Nasdaq: PBIP) announced that its Board of Directors, at a meeting held today, approved the Company's first stock repurchase program covering up to 950,000 shares or approximately 10% of its issued and outstanding shares of common stock.  The shares may be purchased in the open market or in privately negotiated transactions from time to time depending upon market conditions and other factors over a one-year period or such longer period of time as may be necessary to complete such repurchases.  Repurchases are expected to commence after the one-year anniversary of the date of consummation of Prudential Mutual Holding Company’s second-step conversion on October 9, 2014.

“We are pleased to announce our first stock repurchase program, which reflects our commitment to manage our capital prudently and in a manner which we believe will enhance shareholder value” said Thomas A. Vento, Chairman, President and Chief Executive Officer.   Mr. Vento went onto to say, “as we have indicated previously, we are committed to building long-term shareholder value and the effective management of our capital.  Implementing the stock repurchase program is one of the strategies the Board believes is integral to the effective management of our capital.”

Prudential Bancorp, Inc. is the holding company for Prudential Savings Bank, a Pennsylvania-chartered, FDIC-insured savings bank originally organized in 1886 and headquartered in Philadelphia, Pennsylvania.  Prudential Savings Bank operates six full service offices in Philadelphia and one office in Drexel Hill, Pennsylvania.  At June 30, 2014, the Company had assets totaling $511.9 million, liabilities totaling $382.5 million and $129.4 million of shareholders’ equity.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  The Company's reports filed from time-to-time with the Securities and Exchange Commission, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations.  Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes.  Investors are encouraged to access the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.Prudentialsavingsbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.

Contacts:

Thomas A. Vento, Chairman, President and Chief Executive Officer, Prudential Bancorp, Inc. and Prudential Savings Bank, 215-755-1500.

Joseph R. Corrato, Executive Vice President and Chief Financial Officer, Prudential Bancorp, Inc. and Prudential Savings Bank, 215-755-1500.

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